Exhibit 99.1

Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	949-474-4300	Stephen Pedroff, Marketing Communications
	jill@allencaron.com	650-314-3400
Surf Media Communications dstewart@ritamed.com
	Juliana Minsky (media)	spedroff@ritamed.com
805-962-3700
jm@surfmedia.com

PILOT STUDY OF RADIOFREQUENCY ABLATION OF BREAST TUMORS USING

RITA MEDICAL SYSTEMS PRODUCTS PUBLISHED IN RADIOLOGY

Study Concludes Ultrasound Guided Percutaneous Ablation of Small Invasive Breast

Carcinomas is Feasible and Safe

MOUNTAIN VIEW, CA (April 1, 2004) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that the results of a study into the use of radiofrequency ablation (RFA) to treat breast cancer has been published in the April issue of Radiology, the journal of the Radiology Society of North America. The authors conclude that using real-time ultrasound guidance to ablate small invasive breast carcinomas is feasible and safe.

Bruno D. Fornage, MD, Professor of Radiology and Surgical Oncology at The University of Texas M. D. Anderson Cancer Center, Houston, Texas, and lead author of the article commented, “The use of RFA to treat breast cancer is a promising minimally invasive treatment in selected patients. The results of the study indicate the need for further investigation of whether or not RFA can be used satisfactorily as a replacement treatment for lumpectomy of small breast tumors.”

In the study 21 malignant lesions were ablated in 20 patients. In all 21 cases, the target lesion that was visualized by ultrasound was completely ablated. In one case residual microscopic disease was found to be present after the ablation. The article reports that there were no adverse patient events in the study.

Mr. Joseph DeVivo, President and CEO of RITA Medical Systems said, “We believe that radiofrequency ablation will continue to be applied to the treatment of cancer tumors wherever they occur in the body. We applaud Dr. Fornage and his colleagues for their efforts to identify additional treatment options for breast cancer.”

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An abstract of the findings of the study can be found on the company’s website, www.ritamedical.com, along with excerpts from recent press coverage of the release of the article. The article can also be found on The Radiology Society of North America website, www.rsna.org.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold nearly 60,000 of its disposable devices throughout the world.

The statements in this news release related to results of studies, the use of the Company’s technology, its expectations regarding doctors’ adoption of the technology, and its expectations regarding the extension of its technology to applications beyond liver cancer and metastatic bone cancer are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

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